EXECUTION

AMENDMENT NO. 2

to

TRUST AGREEMENT

Dated as of January 1, 2006

by and among

STRUCTURED ASSET SECURITIES CORPORATION, as Depositor,

AURORA LOAN SERVICES LLC, as Master Servicer,

WELLS FARGO BANK, N.A., as Securities Administrator,

RISK MANAGEMENT GROUP, LLC, as Credit Risk Manager,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

STRUCTURED ASSET INVESTMENT LOAN TRUST
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2006-1

Dated and effective as of August 24, 2006

This Amendment No. 2 to Trust Agreement, dated and effective as of August 24, 2006, by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services LLC, as Master Servicer, Wells Fargo Bank, N.A., as Securities Administrator, and U.S. Bank National Association, as Trustee, recites and provides as follows:

RECITALS

WHEREAS, in connection with the issuance of the Structured Asset Investment Loan Trust Mortgage Pass-Through Certificates, Series 2006-1 (the “Certificates”), Structured Asset Securities Corporation, as Depositor, Aurora Loan Services LLC, as Master Servicer, Wells Fargo Bank, N.A., as Securities Administrator, Risk Management Group, LLC, as Credit Risk Manager and U.S. Bank National Association, as Trustee, have entered into a Trust Agreement, dated as of January 1, 2006 (the “Trust Agreement”), for the purpose of creating a trust fund (the “Trust Fund”), the assets of which consist primarily of a pool of Mortgage Loans;

WHEREAS, the Depositor, the Master Servicer, the Securities Administrator and the Trustee desire to amend the Trust Agreement as set forth herein;

WHEREAS, Section 11.03 of the Trust Agreement provides that the Trust Agreement may be amended from time to time by the Depositor, the Master Servicer, the Securities Administrator and the Trustee with the consent of the Holders of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Agreement or of modifying in any manner the rights of the Holders, provided such amendment, as evidenced by an Opinion of Counsel delivered to the Trustee, does not adversely affect the status of any REMIC created pursuant to the Trust Agreement or cause a tax to be imposed on any REMIC; and

WHEREAS, the Trustee has received the Opinion of Counsel required pursuant to Section 11.03 in the form annexed as Exhibit A hereto; and

WHEREAS, the Trustee has received the consent of the Holders of 100% of the Percentage Interest of the Class R Certificates, such Class of Certificates being the sole Classes affected by this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is mutually covenanted and agreed as follows:

ARTICLE I.

AMENDMENTS TO THE TRUST AGREEMENT

Section 1.01 Amendments to Definitions.

(a)	The definition of “Interest Remittance Amount” is hereby amended in Article I, Section 1.01 (Definitions) of the Trust Agreement to read in its entirety as follows:

“Interest Remittance Amount: With respect to any Distribution Date, an amount equal to (a) the sum of (1) all interest collected (other than Payaheads and Prepayment Premiums) or advanced in respect of Scheduled Payments on the Mortgage Loans during the related Collection Period by the applicable Servicers, the Master Servicer or the Securities Administrator (solely in its capacity as successor master servicer), minus (w) the PMI Insurance Premiums and any state taxes imposed on such premiums, (x) the Servicing Fee and (y) previously unreimbursed Advances due to the Servicers, the Master Servicer or the Securities Administrator (solely in its capacity as successor master servicer) to the extent allocable to interest and the allocable portion of previously unreimbursed Servicing Advances, (2) any amounts actually paid by the Servicers with respect to Prepayment Interest Shortfalls and any Compensating Interest Payments and the related Prepayment Period (or, in the case of Mortgage Loans serviced by Aurora or Wells Fargo, the related Collection Period), (3) the portion of any Purchase Price (or PPTL Purchase Price payable with respect to a First Payment Default Mortgage Loan excluding any PPTL Premium) or Substitution Amount paid during the related Prepayment Period (or, in the case of Mortgage Loans serviced by Aurora or Wells Fargo, the related Collection Period) allocable to interest and (4) all Net Liquidation Proceeds, Insurance Proceeds and any other recoveries collected during the related Prepayment Period (or, in the case of Mortgage Loans serviced by Aurora or Wells Fargo, the related Collection Period), to the extent allocable to interest, as reduced by (b) any other costs, expenses or liabilities reimbursable to the Trustee, the Master Servicer, the Securities Administrator, each Custodian and each Servicer to the extent provided in this Agreement, each Servicing Agreement and each Custodial Agreement; provided, however, that in the case of the Trustee, such reimbursable amounts to the Trustee payable from the Interest Remittance Amount and Principal Remittance Amount may not exceed $200,000 during any Anniversary Year. In the event that the Trustee incurs reimbursable amounts in excess of $200,000, it may seek reimbursement for such amounts in subsequent Anniversary Years, but in no event shall more than $200,000 be reimbursed to the Trustee per Anniversary Year. Notwithstanding the foregoing, costs and expenses incurred by the Trustee pursuant to Section 6.14(a) in connection with any transfer of servicing shall be excluded from the $200,000 per Anniversary Year limit on reimbursable amounts. For the avoidance of doubt, (i) the Interest Remittance Amount available on each Swap Payment Date for distributions to the Swap Account shall be equal to the Interest Remittance Amount on the related Distribution Date and (ii) the Interest Remittance Amount for each Distribution Date shall be calculated without regard to any distributions to the Swap Account on the related Swap Payment Date.

(b)	The definition of “PPTL Premium” is hereby added to Article 1, Section 1.01 (Definitions) of the Trust Agreement to read in its entirety as follows:

“PPTL Premium: With respect to any First Payment Default Mortgage Loan, the excess, if any, of the PPTL Purchase Price over the Purchase Price.”

Section 1.02 Amendments to Section 2.05(a).

The first sentence of Section 2.05(a) is hereby amended to read in its entirety as follows:

(a)  With respect to any Mortgage Loan repurchased by the Depositor pursuant to this Agreement, by the Seller pursuant to the Mortgage Loan Sale Agreement or by the Transferor pursuant to the applicable Transfer Agreement, the principal portion of the funds (including the related PPTL Purchase Price in the case of a First Payment Default Mortgage Loan excluding any PPTL Premium) received by the Trustee in respect of such repurchase of a Mortgage Loan will be considered a Principal Prepayment and the Purchase Price or PPTL Purchase Price shall be deposited in the Collection Account or a Custodial Account, as applicable.

Section 1.03 Amendments to Section 5.02(d)(viii).

Section 5.02(d)(viii) is hereby added to Article V (Distributions to Holders of Certificates) of the Trust Agreement to read in its entirety as follows:

“(viii) an amount equal to the aggregate PPTL Premium during the preceding Prepayment Period (which, for purposes of compliance with the REMIC Provisions, shall be treated as an amount distributed by the Upper-Tier REMIC to Class R Certificates) shall be distributed to the Class X Certificates.”

ARTICLE II.
MISCELLANEOUS PROVISIONS

Section 2.01 Capitalized Terms.

For all purposes of this Amendment No. 2, except as otherwise stated herein, terms used in capitalized form in this Amendment No. 2 and defined in the Trust Agreement have the meanings specified in the Trust Agreement.

Section 2.02 Continuing Effect.

Except as expressly amended by this Amendment No. 2, the Trust Agreement shall remain in full force and effect in accordance with its terms.

Section 2.03 References to Trust Agreement.

From and after the execution and delivery of this Amendment No. 2, all references to the Trust Agreement in the Trust Agreement, any Certificate or any other document executed or delivered in connection therewith shall be deemed a reference to the Trust Agreement as amended hereby, unless the context expressly requires otherwise.

Section 2.04 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Amendment No. 2 shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment No. 2 and shall in no way affect the validity or enforceability of the other provisions of this Amendment No. 2 or of the Certificates or the rights of the Holders thereof.

Section 2.05 Counterparts.

This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Section 2.06 Binding Nature of Amendment No. 2.

This Amendment No. 2 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 2.07 Headings Not To Affect Interpretation.

The headings contained in this Amendment No. 2 are for convenience of reference only, and shall not be used in the interpretation hereof.

Section 2.08 Effectiveness.

This Amendment No. 2 shall become effective as of the date first written above.

Section 2.09 Governing Law.

THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET SECURITIES
CORPORATION, as Depositor

By: /s/ Ellen Kiernan
Name: Ellen Kiernan
Title: Senior Vice President

AURORA LOAN SERVICES LLC,
as Master Servicer

By: /s/ Jerald W. Dreyer
Name: Jerald W. Dreyer
Title: Vice President

WELLS FARGO BANK, N.A.,
as Securities Administrator

By: /s/ Scott Runkles
Name: Scott Runkles
Title: Vice President
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ James H. Byrnes
Name: James H. Byrnes
Title: Vice President